Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Generation Bio Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rules 457(c) and 457(h)	2,849,035 (2)	$4.35 (3)	$12,393,258.75 (3)	$92.70 per $1,000,000	$1,149
Total Offering Amounts					$12,393,258.75		$1,149
Total Fee Offsets							$0.00
Net Fee Due							$1,149

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Reflects an automatic annual increase on January 1, 2022 to the to the number of shares reserved for issuance under the 2020 Stock Incentive Plan and the 2020 Employee Stock Purchase Plan and consists of (i) 2,279,228 additional shares issuable under the 2020 Stock Incentive Plan and (ii) 569,807 additional shares issuable under the 2020 Employee Stock Purchase Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on February 23, 2022.